EXHIBIT 10.18

EXECUTION VERSION

VEMANTI GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of April 1, 2024 (the “Effective Time”), by and between Mr. Tan Tran (the “Employee”) and Vemanti Group, Inc., a Nevada corporation (the “Company”).

WHEREAS, pursuant to that Share Exchange Agreement (the “Agreement”) dated as of the date hereof, by and among the Company, the Employee, as the sole holder of the Company’s Series A Preferred Stock, VinHMS Pte. Ltd., a Singapore private company limited by shares (the “Seller”) and the shareholders of VinHMS (the “Shareholders”), the Company shall acquire all of the Seller Securities in exchange for shares of Series B Preferred Stock. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement;

WHEREAS, the Employee is currently employed as the Chief Executive Officer of the Company; and

WHEREAS, the Company desires to employ the Employee as its Chief Strategy Officer subject to the terms and conditions set forth herein, and the Employee desires to accept employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Employment and Duties. Subject to the terms and conditions hereof, the Employee shall serve as the Chief Strategy Officer of the Company. The Employee shall perform all duties related to the Chief Strategy Officer with primary responsibility for strategy formulation and management, including developing the corporate vision and strategy, overseeing strategic planning, and leading strategic initiatives, including M&A, transformation, partnerships, cost reduction, revenue growth, and capital markets expansion, utilizing investor relations expertise to create a supportive shareholder base and coordinating both private and public financing activities, facilitating engagement with institutional, family office and high-net-worth retails investors, and supporting the Board and Chief Executive Officer of the Company in matters such as public company compliance, such as the review and approval of financial statements and other forms and reports required to be filed with the Securities and Exchange Commission and OTC Markets as may be requested from time to time and such other responsibilities, duties, and reporting obligations commensurate with such position as may be specified from time to time by the board of directors of the Company (the “Board”). The Employee will be full-time, and their principal place of employment will be 7545 Irvine Center Dr., Ste 200, Irvine, CA 92618.

2. ExclusiveServices. For so long as the Employee is employed by the Company, the Employee shall devote substantially all of his full business working time to his duties to the Company and its subsidiaries and affiliates (collectively, the “Company Group”) and shall use his best efforts to promote and serve the interests of the Company Group. Further, the Employee shall not, directly or indirectly, render material services to any person or organization outside of the Company Group without the consent of the Board or otherwise engage in activities that would interfere significantly with the performance of his duties to the Company Group.

EXECUTION VERSION

3. Term. The Employee’s employment pursuant to this Agreement shall commence on the Effective Time and shall continue until the three (3) year anniversary of the Effective Time (the “Term”); provided that (i) the Term shall be renewed for additional one (1)-year periods on the expiration of the original Term of this Agreement and on each succeeding one (1) year anniversary thereof (each, a “Renewal Date”), unless the Company or the Employee gives written notice, at least sixty (60) days prior to a Renewal Date, of its or his intention not to so renew the Term, and (ii) the Term may be earlier terminated pursuant to Section 5 hereunder.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder:

a. Base Salary. The Company shall pay to the Employee a salary of $540,000.00 (the “Base Salary”) for the Term, payable at the rate of $180,000.00 per year, in substantially equal monthly installments of $15,000, commencing on the first (1st) day of the Term. At the end of the Term, the Employee’s annual salary will be on par with, or as offered to, the Chief Executive Officer of the Company.

b. Bonus. The Employee shall be eligible to receive an annual incentive bonus as determined by, and within the sole discretion of, the Board.

c. Personal Time Off. The Employee shall be entitled to paid time off during each year of the Term, and any renewal periods pursuant to Section 3, prorated for partial years on par with, or as offered to, the Chief Executive Officer of the Company.

d. Benefit Plans. Upon satisfying all applicable eligibility requirements, the Employee shall be eligible to participate in allowances, benefit plans, programs and policies of the Company, including, insurance and health benefits, as are generally available to the Chief Executive Officer of the Company in accordance with the terms and conditions of such plans, programs and policies, as may be amended from time to time.

e. Expenses. The Company shall reimburse the Employee for reasonable travel and other business-related expenses incurred by him/her in the fulfillment of his duties hereunder upon presentation of written documentation thereof, and in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.

5. Termination of Employment. The Company shall have the right to terminate the Employee’s employment only in accordance with the terms of Section 5 hereunder; provided that, in the case of termination without Cause, the Company shall provide the Employee with sixty (60) days’ written notice prior to the termination. The Employee shall have the right to resign his employment at any time with or without Good Reason (as defined below); provided that the Employee shall: (i) provide the Company with sixty (60) days’ written notice prior to the resignation date; (ii) not make any public announcements concerning his resignation prior to the resignation date without the written consent of the Company; and (iii) continue to perform faithfully the duties assigned to him/her under this Agreement, or such other duties as the Board may assign to him/her, from the date of such notice until the date of his termination of employment.

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EXECUTION VERSION

a. Termination Due to Death or Disability. Unless otherwise terminated earlier pursuant to the terms of this Agreement, the Employee’s employment under this Agreement shall terminate upon the Employee’s death or may terminate upon the Employee’s Disability (as defined below) upon giving not less than thirty (30) days’ written notice to the Employee. In the event of the Employee’s death or Disability, the Company shall pay to the Employee (or his estate, as applicable) the Employee’s remaining but unpaid Base Salary no later than the date of termination, and shall pay to the Employee (or his estate, as applicable) all reimbursement of expenses through to and including the date of termination, and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Accrued Compensation and Benefits”), within thirty (30) days of the Employee’s separation from service by reason of death or Disability. For purposes of this Agreement, “Disability” means that the Employee, because of physical or mental disability or incapacity, is unable to perform the Employee’s duties hereunder for a period of ninety (90) days within any period of twelve (12) consecutive months during their employment with the Company.

b. Termination for Cause;. If, prior to the expiration of the Term, the Company terminates the Employee’s employment for Cause, the Employee shall be entitled to the Employee’s remaining but unpaid Base Salary, such amount paid no later than the date of termination, and to payment of his Other Accrued Compensation and Benefits, payable in accordance with the Company’s policies and practices and in no event later than thirty (30) days after the Employee’s separation from service. The Employee shall have no further right to receive any other compensation or benefits after such termination of employment.

For purposes of this Agreement:

“Cause” shall mean:

(A) any commission of an illegal act, including the use of illegal drugs by the Employee;

(B) any abuse of alcohol by the Employee in a manner that interferes with the performance of his duties or responsibilities under this Agreement;

(C) any conduct of the Employee tending to bring the Company or any member of the Company Group into public disgrace or disrepute that causes injury to the business and operations of the Company or any such member of the Company Group;

(D) acts of dishonesty or fraud by the Employee against the Company or any member of the Company Group, or in connection with the performance of his duties hereunder;

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EXECUTION VERSION

(E) material breaches of this Agreement by the Employee or failure or refusal to comply with the provisions of this Agreement or to perform the Employee’s duties and obligations under this Agreement, in any material respect, after the Employee, being given written notice by the Company of such breach, failure or refusal, has failed to cure the same within thirty (30) calendar days of receipt of such notice;

(F) conviction by, or entering of a plea of guilty in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment;

or

(G) commission of a willful act of gross negligence or gross misconduct.

“Good Reason” shall mean the occurrence of any of the following circumstances without the Employee’s prior written consent:

(A) (i) a substantial and material adverse change in the nature of Employee’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change, or (ii) the long-term, primary assignment to Employee of any duties materially inconsistent with Employee’s position, authority, duties and/or responsibilities as contemplated by Section 1 hereof;

(B) a material breach of this Agreement by the Company, including but not limited to failure of the Company to make any payment to Employee when due, unless the payment is not material and is being contested by the Company in good faith; and

(C) a liquidation, bankruptcy or appointment of a receivership of the Company.

c. Termination without Cause. From and after the three (3)-year anniversary of the Effective Time, the Company may terminate the Employee’s employment without Cause upon sixty (60) days’ prior written notice. If, after such first (1st) anniversary and prior to the expiration of the Term, the Company terminates the Employee’s employment without Cause, the Employee shall receive the Other Accrued Compensation and Benefits and, subject to Section 5(e), shall be entitled to receive the remaining unpaid portion of the Base Salary, if any, payable in a lump sum on the date of termination.

d. Termination for Good Reason. The Employee may terminate this Agreement at any time for Good Reason upon thirty (30) days’ prior written notice. If this Agreement is terminated by the Employee for Good Reason, the Employee shall receive the Other Accrued Compensation and Benefits and, subject to Section 5(e), the remaining unpaid portion of the Base Salary, if any, payable in a lump sum on the date of termination.

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EXECUTION VERSION

e. Resignation without Good Reason. The Employee hereby agrees not to resign without Good Reason during the Term, and in the event he does resign without Good Reason during the Term, then upon such resignation the Employee shall not be entitled to the Employee’s remaining but unpaid Base Salary, but will be entitled only to any earned but unpaid salary for the month of his resignation (such amount of earned but unpaid salary not to exceed $15,000 for the month of his resignation) and any Other Accrued Compensation and Benefits, payable in accordance with the Company’s policies and practices and in no event later than thirty (30) days after the Employee’s separation from service.

f. Execution and Delivery of Release. The Company shall not be required to make the payments and furnish the benefits provided for under Section 5(c) or Section 5(d) unless the Employee executes and delivers to the Company within ten (10) days following the Employee’s termination without Cause or Employee terminating for Good Reason, a general waiver and release of claims in a form reasonably satisfactory to the Company and the release has become effective and irrevocable in its entirety. The Employee’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Section 5(c).

g. Notice of Termination. Any termination of employment by the Company or the Employee shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 16 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Employee. In the event of Employee’s resignation of employment for any reason, the Notice of Termination shall specify the date of termination, which date shall not be less than sixty (60) days after giving such notice unless the Company agrees to waive any notice period by the Employee.

6. Confidentiality. The Employee agrees that from and after the Effective Time and for a period of six (6) months following his separation from service for any reason (the “Restricted Period”), she will not at any time, except with the prior written consent of the Company Group or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Employee’s own benefit any information reasonably deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, any information concerning customers, business plans, marketing data, or other confidential information known to the Employee by reason of the Employee’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (i) is available to the general public or is generally available within the relevant business or industry other than as a result of the Employee’s action or (ii) is or becomes available to the Employee from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality to the Company Group. Confidential Information may be in any medium or form, including, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

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EXECUTION VERSION

7. Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Employee agrees that a breach of any of the covenants contained in Section 6 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event that such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Section 6 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

8. No Conflict. The Employee represents and warrants to the Company that he/she is not a party to or bound by agreement, understanding or arrangement with any other person or entity or any other agreement which would prevent or limit his ability to enter into this Agreement or perform his obligations hereunder.

9. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment. The Employee shall have no right, title or interest whatsoever in any investments which the Company Group may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

10. Non-Assignability; Successors. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement is assignable by the Company to any member of the Company Group and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Withholding. Any payments made or benefits provided to the Employee under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

12. Other Severance Benefits. In consideration for the payments to be made to the Employee under this Agreement, the Employee agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company Group.

13. Survival of Certain Provisions. The rights and obligations set forth in the Agreement that by their terms extend beyond the Term shall survive the Term.

14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Employee’s employment hereunder that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration at a mutually convenient location within California in accordance with the commercial rules of the American Arbitration Association before one (1) arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual designated by the Company and one (1) individual to be selected by the Employee, or if such two (2) individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered into any court having jurisdiction thereon.

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EXECUTION VERSION

15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to the conflicts of laws rules thereof.

16. Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16):

a. if to the Employee:

Vemanti Group, Inc.

7545 Irvine Center Dr., Ste. 200

Irvine, CA 92618, USA

Attention: Tan Tran

Email: tan.tran@vemanti.com

with a copy (which shall not constitute notice) to:

The Crone Law Group

Attention: Tammara Fort

Email: tfort@cronelawgroup.com

b. if to the Company:

Vemanti Group, Inc.

7545 Irvine Center Dr., Ste. 200

Irvine, CA 92618, USA

Attention: Vemanti Legal Department

Email: legal@vemanti.com

with a copy (which shall not constitute notice) to:

The Crone Law Group

Attention: Tammara Fort

Email: tfort@cronelawgroup.com

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EXECUTION VERSION

17. Interpretationand Rules of Construction. Except to the extent otherwise provided or that the context otherwise requires, the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its successors and permitted assigns.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

19. Amendment; Waiver. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

20. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

TAN TRAN

By:	/s/ Tan Tran
Name:	Tan Tran

VEMANTI GROUP, INC.

By:	/s/ Nguyen Van Hoang
Name:	Nguyen Van Hoang
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

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